December 20, 2017	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS NOVEMBER 2017 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for November 2017. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $367 million increased 9 percent over November 2016 and 1 percent over October 2017. The growth was driven by the Private Client Group segment, as institutional equity and fixed income commissions remained depressed due to low market and rate volatility in November.

Record client assets under administration of $717.9 billion increased 18 percent compared to November 2016 and 2 percent compared to October 2017. Client assets under administration were lifted by equity market appreciation, as well as vibrant financial advisor recruiting and high retention levels in the Private Client Group segment. Aided by Carillon Tower Advisers’ acquisition of Scout Investments and its Reams Asset Management division, which added approximately $27 billion of assets under management in November, financial assets under management reached a record $129 billion, reflecting growth of 66 percent over November 2016 and 31 percent over October 2017.

“Investment banking revenues continued to be soft in November,” said Chairman and CEO Paul Reilly. “While we expect that equity underwriting and M&A will remain subdued for the balance of the current quarter, we are encouraged by the activity levels and pipelines in these businesses.”

Record net loans at Raymond James Bank of $17.4 billion were up 12 percent over November 2016 and 2 percent over October 2017. Growth was spread across most of the major loan categories.

“We are pleased about ending November with records for client assets and net loans at Raymond James Bank,” said Reilly. “Equity market appreciation and the recent increase in short-term interest rates should provide tailwinds for our business. Additionally, the proposed corporate tax reform is expected to benefit our long-term results, although we anticipate an upfront negative impact related to the revaluation of our deferred tax asset.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,300 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $718 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	November 2017	November 2016	% Change	October 2017	% Change
	(21 business days)	(21 business days)		(22 business days)

Total securities commissions and fees (in mil.) (1)	$366.5	$336.3	9%	$361.8	1%

Client assets under administration (in bil.)	$717.9	$608.1	18%	$703.8	2%

Private Client Group assets under administration (in bil.)	$683.0	$577.5	18%	$669.0	2%

Financial assets under management (in bil.) (2)	$129.0	$77.8	66%	$98.7	31%

Raymond James Bank total loans, net (in bil.)	$17.4	$15.5	12%	$17.1	2%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the Asset Management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.